Exhibit 99.1
CISTERA NETWORKS TO AMEND FINANCIAL STATEMENTS
REQUESTS EXTENSION OF 10-QSB FILING DEADLINE
Schedules Shareholder Conference Call for November 19, 5:00 P.M. EST
     DALLAS: (Business Wire) —Cistera Networks, Inc.® (OTCBB: CNWT), a leading provider of enterprise application platforms and engines for IP (Internet Protocol) Communications, said today in an 8K filing with the SEC that it will restate revenues and amend financial statements for the fiscal year which ended on March 31, 2007, and for the first quarter of fiscal year 2008. The restatements are required because of errors made in applying the new deferred revenue recognition policy adopted in the third quarter of fiscal year 2007. Under this policy, revenues are recognized after installation rather than upon shipment.
The amendments will not affect reported cash balances or liquidity. The effect on the third quarter of fiscal year 2007 will be a decrease in recognized revenue of $33,452 from $635,323 to $601,871. The effect on fiscal year 2007 will be a decrease of $113,481 in recognized revenue from $2,046,319 to $1,932,838. The effect on the first quarter of fiscal year 2008 will be an increase in recognized revenue of $50,563 from $629,224 to $679,787. In addition, reported cost of goods sold will be restated to maintain proper matching of sales and cost of sales. Cost of goods sold for the third quarter of fiscal year 2007 will decrease by $5,363 from $97,922 to $92,559. Cost of goods sold for fiscal year 2007 will decrease $3,376 from $316,648 to $313,272, and cost of goods sold for the first quarter of fiscal year 2008 will increase by $53,354 from $86,302 to $139,656.
The restatements of revenue and cost of goods sold will also affect gross profits and gross profit margins. Gross profit for the third quarter of fiscal year 2007 will decrease $28,089 from $537,401 to $509,312, with no change in the reported gross profit percentage of 84.6%. Gross profit for total fiscal year 2007 will decrease $110,105 from $1,729,671 to $1,619,566, resulting in a decrease in the gross profit percentage from 84.5% to 83.8%. Gross profit for the first quarter of fiscal year 2008 will decrease $2,791 from $542,922 to $540,131. The gross profit percentage for the quarter will decrease from 86.3% to 79.5%, reflecting the increase in recognized revenue and the increase in cost of goods sold.
As a result of the amendments and in order to properly reflect and discuss comparisons for the second quarter of fiscal year 2008, the company has filed Form 12B-25 with the SEC to request an automatic five day extension of the filing deadline for the quarter. The company will now file the 10-QSB for its second quarter of fiscal year 2008 on November 19, 2007. The restated financial results for the first quarter of fiscal year 2008 will also be filed no later than November 19, 2007. The amended 10-KSB for fiscal year 2007 will be filed shortly thereafter. The company does not intend to file an amended 10-QSB for the third quarter of fiscal year 2007 as the amended 10-KSB will include the restated financial results for the full year. The amended filings will also require the company to file a new amendment to the pending registration statement previously filed with the Commission. This filing will be made concurrently with the filing of the amended 10-KSB.
A shareholder conference call to discuss the filings and corporate developments will be held on November 19 at 5:00 Eastern Time. A question-and-answer session will follow the presentation by Derek Downs, president and CEO.
“I realize the restatements are unexpected, however they reflect our commitment to the highest level of corporate governance. The rigorous new financial and accounting processes we have instituted are an integral part of this effort to prepare the company for the market growth we anticipate,” commented Mr. Downs. “I look forward to the opportunity to speak with investors on the upcoming call.”
To participate in the call, dial the appropriate number 5 to 10 minutes prior to the conference start time, request the Cistera Networks conference call and provide the conference ID.

Date:	Monday, Nov. 19, 2007
Time:	5:00 P.M. Eastern time
Domestic callers:	1-800-936-9754
Conference ID#:	9462720
If you have any difficulty connecting with the conference call, please contact Jennifer Crawford at 972-381-4699, option 0.
A replay of the call will be available later that evening and will be accessible until November 26, 2007. To access the replay, dial 1-877-519-4471 and enter conference ID #9462720.
About Cistera Networks
Cistera Networks, Inc.® (OTCBB: CNWT) makes Application Driven Telephony a reality by setting the new standard in advanced IP phone application platforms and engines for the Enterprise IP Communications environment. The award-winning Cistera ConvergenceServer™ (CCS) uses the industry-leading Cistera Enterprise Platform for IPT to provide Unified Application Administration, as well as Fault and Performance Management for enterprise IPT Application deployments. Cistera provides next-generation solutions for numerous vertical markets including education, finance, healthcare and government. Cistera Networks maximizes IP phone capabilities, taking the communications platform to an entirely new level. For more information, please visit www.cistera.com and www.cisteraexperience.com.
This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-KSB and 10-QSB, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
For Additional Information:
Kathy Lane
760-771-2236
klane@cistera.com